Exhibit 99.1

February 19, 2020	Analyst Contact:	Brandon Lohse 918-947-7472
	Media Contact:	Leah Harper 918-947-7123
ONE Gas Announces Fourth Quarter
and Full Year 2019 Financial Results

Analysts’ call and webcast scheduled tomorrow, Feb. 20, at 11 a.m. EST

TULSA, Okla. - Feb. 19, 2020 - ONE Gas, Inc. (NYSE: OGS) today announced its fourth quarter and full year 2019 financial results, which included diluted earnings per share of $0.96 and $3.51, respectively.

Highlights include:

•	Fourth quarter 2019 net income was $51.2 million, or $0.96 per diluted share, compared with $44.7 million, or $0.84 per diluted share, in the fourth quarter 2018;

•	Full year 2019 net income increased to $186.7 million, or $3.51 per diluted share, compared with $172.2 million, or $3.25 per diluted share, in 2018;

•	Full year 2019 capital expenditures and asset removal costs were $465.1 million, compared with $447.4 million in 2018; and

•
On Jan. 21, 2020, the company increased its quarterly dividend 4 cents to 54 cents per share, or $2.16 per share on an annualized basis, payable on March 6, 2020, to shareholders of record at close of business Feb. 21, 2020.

"We are pleased to close out the decade with a year of strong financial results," said Pierce H. Norton II, president and chief executive officer. "As we move into a new decade, we will continue to focus on modernizing and expanding our pipelines while providing a safe, reliable and affordable energy choice for our customers."

FOURTH QUARTER 2019 FINANCIAL PERFORMANCE

ONE Gas reported operating income of $82.0 million in the fourth quarter 2019, compared with $80.8 million in the fourth quarter 2018.

Net margin, which is comprised of total revenues less cost of natural gas, increased by $16.3 million compared with fourth quarter 2018, which primarily reflects:

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ONE Gas Announces Fourth Quarter and Full Year 2019 Financial Results
February 19, 2020

•	A $14.6 million increase from new rates; and

•	A $1.7 million increase attributed to net residential customer growth in Oklahoma and Texas.

Fourth quarter 2019 operating costs were $133.9 million, compared with $123.8 million in the fourth quarter 2018, which primarily reflects:

•	A $6.2 million increase in employee-related expenses; and

•	A $3.7 million increase in bad debt expense.

Fourth quarter 2019 depreciation and amortization expense was $46.1 million, compared with $41.1 million in the fourth quarter 2018, due primarily to an increase in depreciation expense from capital investments placed in service.

Capital expenditures and asset removal costs were $121.2 million for the fourth quarter 2019, compared with $128.9 million in the fourth quarter 2018, due primarily to increased information technology costs in December 2018.

Fourth Quarter 2019 Key Statistics: More detailed information is listed in the tables located in the Appendix.

•	Actual heating degree days across the company’s service areas were 4,078 in the fourth quarter 2019, 6% colder than normal and 6% warmer than the same period last year;

•	Actual heating degree days in the Oklahoma service area were 1,451 in the fourth quarter 2019, 12% colder than normal and 7% warmer than the same period last year;

•	Actual heating degree days in the Kansas service area were 1,878 in the fourth quarter 2019, 3% colder than normal and 6% warmer than the same period last year;

•	Actual heating degree days in the Texas service area were 749 in the fourth quarter 2019, 5% colder than normal and 6% warmer than the same period last year;

•	Residential natural gas sales volumes were 41.8 billion cubic feet (Bcf) in the fourth quarter 2019, down 6% compared with the same period last year;

•	Total natural gas sales volumes were 55.0 Bcf in the fourth quarter 2019, down 6% compared with the same period last year;

•	Natural gas transportation volumes were 59.4 Bcf in the fourth quarter 2019, up 2% compared with the same period last year; and

•	Total natural gas volumes delivered were 114.4 Bcf in the fourth quarter 2019, down 2% compared with the same period last year.

FULL YEAR 2019 FINANCIAL PERFORMANCE

Full year 2019 operating income was $295.3 million, compared with $288.4 million in 2018.

Net margin, which is comprised of total revenues less cost of natural gas, increased $45.7 million compared with last year, which primarily reflects:

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ONE Gas Announces Fourth Quarter and Full Year 2019 Financial Results
February 19, 2020

•	A $36.2 million increase from new rates;

•	A $6.5 million increase attributed to net residential customer growth in Oklahoma and Texas;

•	A $1.9 million increase due to higher transportation volumes in Kansas; and

•	A $1.2 million increase due to higher sales volumes, net of weather normalization, in Texas; offset by

•	A $0.9 million decrease due to a compressed natural gas excise tax credit.

Full year 2019 operating costs were $489.1 million, compared with $470.6 million in 2018, which primarily reflects:

•	A $10.1 million increase in employee-related expenses;

•	A $2.6 million increase in outside services costs;

•	A $1.8 million increase in materials for pipeline repair and maintenance activities;

•	A $1.5 million increase in bad debt expense;

•	A $1.3 million increase in fleet costs; and

•	A $1.1 million increase in legal-related expenses.

Full year 2019 depreciation and amortization expense was $180.4 million, compared with $160.1 million in 2018, due primarily to an increase in depreciation expense from capital investments placed in service, higher depreciation rates in Kansas and an increase in amortization of the ad-valorem surcharge rider in Kansas.

Full year 2019 other expense, net, decreased $8.4 million due primarily to earnings on investments associated with nonqualified employee benefit plans, which offset the increase in costs for the plans included in operating costs.

Interest expense increased $11.4 million for the full year 2019 compared with the same period last year, resulting primarily from the refinancing of the company's $300 million senior notes, at a 2.07% interest rate, with $400 million senior notes, at a 4.50% interest rate, due November 2048.

Income tax expense for the full year 2019 includes amortization of excess accumulated deferred income taxes of $12.8 million, which is offset in revenues.

Full year 2019 capital expenditures and asset removal costs were $465.1 million, compared with $447.4 million in 2018, due primarily to increased system integrity activities and extending service to new areas.

The company ended the fourth quarter 2019 with $17.9 million of cash and cash equivalents, $516.5 million of commercial paper outstanding and $698.8 million of remaining credit available under its $700 million credit facility. The total debt-to-capitalization ratio at Dec. 31, 2019, was 46%, and the ratio of long-term debt-to-capitalization was 38%.

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ONE Gas Announces Fourth Quarter and Full Year 2019 Financial Results
February 19, 2020

REGULATORY UPDATE

Kansas

In August 2019, Kansas Gas Service submitted an application to the Kansas Corporation Commission (KCC) requesting an increase of approximately $4.2 million related to its Gas System Reliability Surcharge (GSRS). In November 2019, the KCC approved the increase effective December 2019.

Texas

Texas Gas Service filed a rate case for all customers in the Central Texas and Gulf Coast service areas seeking a rate increase of $15.6 million, and requested to consolidate the two service areas into one. If approved, new rates are expected to become effective in the third quarter of 2020.

2020 FINANCIAL GUIDANCE

On Jan. 21, 2020, ONE Gas announced that its 2020 net income is expected to be in the range of $186 million to $198 million, or $3.44 to $3.68 per diluted share.

Capital expenditures, including asset removal costs, are expected to be approximately $475 million in 2020, with approximately 70% of these expenditures targeted for system integrity and replacement projects.

EARNINGS CONFERENCE CALL AND WEBCAST

The ONE Gas executive management team will conduct a conference call on Thursday, Feb. 20, 2020, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time). The call also will be carried live on the ONE Gas website.

To participate in the telephone conference call, dial 888-254-3590, pass code 8787949, or log on to www.onegas.com/investors and select Events and Presentations.

If you are unable to participate in the conference call or the webcast, a replay will be available on the ONE Gas website, www.onegas.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 888-203-1112, pass code 8787949.

NON-GAAP INFORMATION

ONE Gas has disclosed net margin in this news release, which is considered a non-GAAP financial metric used to measure the company's financial performance. Net margin is comprised of total revenues less cost of natural gas. Cost of natural gas includes commodity purchases, fuel, storage, transportation and other gas purchase costs recovered through our cost of natural gas regulatory mechanisms and does not include an allocation of general operating costs or depreciation and amortization. In addition, these regulatory mechanisms provide a method of

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ONE Gas Announces Fourth Quarter and Full Year 2019 Financial Results
February 19, 2020

recovering natural gas costs on an ongoing basis without a profit. Therefore, although our revenues will fluctuate with the cost of natural gas that we pass through to our customers, net margin is not affected by fluctuations in the cost of natural gas. Accordingly, we routinely use net margin in the analysis of our financial performance. We believe that net margin provides investors a more relevant and useful measure to analyze our financial performance as a 100% regulated natural gas utility than total revenues because the change in the cost of natural gas from period to period does not impact our operating income. A reconciliation of net margin to the most directly comparable GAAP measure is included as a table at the end of the earnings tables accompanying this release.

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ONE Gas, Inc. (NYSE: OGS) is a 100% regulated natural gas utility, and trades on the New York Stock Exchange under the symbol “OGS.” ONE Gas is included in the S&P MidCap 400 Index and is one of the largest natural gas utilities in the United States.

ONE Gas, headquartered in Tulsa, Oklahoma, provides natural gas distribution services to more than 2 million customers in Kansas, Oklahoma and Texas. Its divisions include Kansas Gas Service, the largest natural gas distributor in Kansas; Oklahoma Natural Gas, the largest in Oklahoma; and Texas Gas Service, the third largest in Texas, in terms of customers.

For more information, visit the website at www.onegas.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements relate to our anticipated financial performance, liquidity, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "should," "goal," "forecast," "guidance," "could," "may," "continue," "might," "potential," "scheduled," "likely," and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	our ability to recover operating costs, income taxes and amounts equivalent to the cost of property, plant and equipment, regulatory assets and our allowed rate of return in our regulated rates;

•	our ability to manage our operations and maintenance costs;

•	changes in regulation of natural gas distribution services, particularly those in Oklahoma, Kansas and Texas;

•	the economic climate and, particularly, its effect on the natural gas requirements of our residential and commercial customers;

•	competition from alternative forms of energy, including, but not limited to, electricity, solar power, wind power, geothermal energy and biofuels;

•	conservation and energy storage efforts of our customers;

•	variations in weather, including seasonal effects on demand, the occurrence of storms and disasters, and climate change;

•
indebtedness could make us more vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantage compared with competitors;

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ONE Gas Announces Fourth Quarter and Full Year 2019 Financial Results
February 19, 2020

•
our ability to secure reliable, competitively priced and flexible natural gas transportation and supply, including decisions by natural gas producers to reduce production or shut-in producing natural gas wells and expiration of existing supply and transportation and storage arrangements that are not replaced with contracts with similar terms and pricing;

•	the mechanical integrity of facilities operated;

•	operational hazards and unforeseen operational interruptions;

•	adverse labor relations;

•
the effectiveness of our strategies to reduce earnings lag, margin protection strategies and risk mitigation strategies, which may be affected by risks beyond our control such as commodity price volatility and counterparty creditworthiness;

•	our ability to generate sufficient cash flows to meet all our liquidity needs;

•
changes in the financial markets during the periods covered by the forward-looking statements, particularly those affecting the availability of capital and our ability to refinance existing debt and fund investments and acquisitions;

•	actions of rating agencies, including the ratings of debt, general corporate ratings and changes in the rating agencies’ ratings criteria;

•	changes in inflation and interest rates;

•	our ability to recover the costs of natural gas purchased for our customers;

•	impact of potential impairment charges;

•	volatility and changes in markets for natural gas;

•	possible loss of local distribution company franchises or other adverse effects caused by the actions of municipalities;

•	payment and performance by counterparties and customers as contracted and when due;

•	changes in existing or the addition of new environmental, safety, tax and other laws to which we and our subsidiaries are subject;

•	the uncertainty of estimates, including accruals and costs of environmental remediation;

•	advances in technology, including technologies that increase efficiency or that improve electricity’s competitive position relative to natural gas;

•	population growth rates and changes in the demographic patterns of the markets we serve, and conditions in these areas’ housing markets;

•	acts of nature and the potential effects of threatened or actual terrorism and war;

•	cyber attacks or breaches of technology systems that could disrupt our operations or result in the loss or exposure of confidential or sensitive customer, employee or company information;

•	the sufficiency of insurance coverage to cover losses;

•	the effects of our strategies to reduce tax payments;

•	the effects of litigation and regulatory investigations, proceedings, including our rate cases, or inquiries and the requirements of our regulators as a result of the Tax Cuts and Jobs Act of 2017;

•	changes in accounting standards;

•	changes in corporate governance standards;

•	discovery of material weaknesses in our internal controls;

•	our ability to comply with all covenants in our indentures and the ONE Gas Credit Agreement, a violation of which, if not cured in a timely manner, could trigger a default of our obligations;

•	our ability to attract and retain talented employees, management and directors;

•
unexpected increases in the costs of providing health care benefits, along with pension and postretirement health care benefits, as well as declines in the discount rates on, declines in the market value of the debt and equity securities of, and increases in funding requirements for, our defined benefit plans;

•
the ability to successfully complete merger, acquisition or divestiture plans, regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture; and

•	the costs associated with increased regulation and enhanced disclosure and corporate governance requirements pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Part 1, Item 1A, Risk Factors, in our Annual Report. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.

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ONE Gas Announces Fourth Quarter and Full Year 2019 Financial Results
February 19, 2020

APPENDIX

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2019	2018	2019	2018
	(Thousands of dollars, except per share amounts)

Total revenues	$452,607	$464,466	$1,652,730	$1,633,731

Cost of natural gas	190,703	218,802	687,974	714,636

Operating expenses
Operations and maintenance	118,883	109,599	429,126	411,702
Depreciation and amortization	46,135	41,095	180,395	160,086
General taxes	14,915	14,115	59,977	58,878
Total operating expenses	179,933	164,809	669,498	630,666
Operating income	81,971	80,855	295,258	288,429
Other expense, net	(1,143)	(5,072)	(2,976)	(11,359)
Interest expense, net	(15,713)	(14,585)	(62,681)	(51,305)
Income before income taxes	65,115	61,198	229,601	225,765
Income taxes	(13,953)	(16,494)	(42,852)	(53,531)
Net income	$51,162	$44,704	$186,749	$172,234

Earnings per share
Basic	$0.97	$0.85	$3.53	$3.27
Diluted	$0.96	$0.84	$3.51	$3.25

Average shares (thousands)
Basic	52,934	52,739	52,895	52,693
Diluted	53,274	53,206	53,240	53,029
Dividends declared per share of stock	$0.50	$0.46	$2.00	$1.84

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ONE Gas Announces Fourth Quarter and Full Year 2019 Financial Results
February 19, 2020

APPENDIX

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(Unaudited)	2019	2018
Assets	(Thousands of dollars)
Property, plant and equipment
Property, plant and equipment	$6,433,119	$6,073,143
Accumulated depreciation and amortization	1,867,893	1,789,431
Net property, plant and equipment	4,565,226	4,283,712
Current assets
Cash and cash equivalents	17,853	21,323
Accounts receivable, net	260,012	295,421
Materials and supplies	55,732	44,333
Natural gas in storage	104,259	107,295
Regulatory assets	47,440	54,420
Other current assets	20,906	20,495
Total current assets	506,202	543,287
Goodwill and other assets
Regulatory assets	391,036	437,479
Goodwill	157,953	157,953
Other assets	87,883	46,211
Total goodwill and other assets	636,872	641,643
Total assets	$5,708,300	$5,468,642

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ONE Gas Announces Fourth Quarter and Full Year 2019 Financial Results
February 19, 2020

APPENDIX

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS
(Continued)
	December 31,	December 31,
(Unaudited)	2019	2018
Equity and Liabilities	(Thousands of dollars)
Equity and long-term debt
Common stock, $0.01 par value: authorized 250,000,000 shares; issued and outstanding 52,771,749 shares at December 31, 2019; issued 52,598,005 shares and outstanding 52,564,902 shares at December 31, 2018	$528	$526
Paid-in capital	1,733,092	1,727,492
Retained earnings	402,509	320,869
Accumulated other comprehensive loss	(6,739)	(4,086)
Treasury stock, at cost: 33,103 shares at December 31, 2018	—	(2,145)
Total equity	2,129,390	2,042,656
Long-term debt, excluding current maturities, and net of issuance costs of $10,936 and $11,457, respectively	1,286,064	1,285,483
Total equity and long-term debt	3,415,454	3,328,139
Current liabilities
Notes payable	516,500	299,500
Accounts payable	120,490	174,510
Accrued taxes other than income	47,956	47,640
Regulatory liabilities	45,201	48,394
Customer deposits	57,987	61,183
Other current liabilities	84,603	67,664
Total current liabilities	872,737	698,891
Deferred credits and other liabilities
Deferred income taxes	682,632	652,426
Regulatory liabilities	503,518	520,866
Employee benefit obligations	115,657	178,720
Other deferred credits	118,302	89,600
Total deferred credits and other liabilities	1,420,109	1,441,612
Commitments and contingencies
Total liabilities and equity	$5,708,300	$5,468,642

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ONE Gas Announces Fourth Quarter and Full Year 2019 Financial Results
February 19, 2020

APPENDIX

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Years Ended December 31,
(Unaudited)	2019	2018
	(Thousands of dollars)
Operating activities
Net income	$186,749	$172,234
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	180,395	160,086
Deferred income taxes	13,307	53,242
Share-based compensation expense	9,314	8,195
Provision for doubtful accounts	8,994	8,506
Changes in assets and liabilities:
Accounts receivable	26,415	(5,159)
Materials and supplies	(11,399)	(4,661)
Natural gas in storage	3,036	22,859
Asset removal costs	(47,784)	(52,855)
Accounts payable	(59,293)	36,885
Accrued taxes other than income	316	6,316
Customer deposits	(3,196)	372
Regulatory assets and liabilities	28,203	109,437
Employee benefit obligation	(35,401)	(50,100)
Other assets and liabilities	10,689	2,337
Cash provided by operating activities	310,345	467,694
Investing activities
Capital expenditures	(417,322)	(394,450)
Other investing expenditures	(7,009)	—
Other investing receipts	1,399	—
Cash used in investing activities	(422,932)	(394,450)
Financing activities
Borrowings (repayment) on notes payable, net	217,000	(57,715)
Issuance of debt, net of discounts	—	395,648
Long-term debt financing costs	—	(4,324)
Issuance of common stock	5,116	4,803
Repayment of long-term debt	—	(300,000)
Dividends paid	(105,424)	(96,594)
Tax withholdings related to net share settlements of stock compensation	(7,575)	(8,152)
Cash provided by (used in) financing activities	109,117	(66,334)
Change in cash and cash equivalents	(3,470)	6,910
Cash and cash equivalents at beginning of period	21,323	14,413
Cash and cash equivalents at end of period	$17,853	$21,323
Supplemental cash flow information:
Cash paid for interest, net of amounts capitalized	$61,160	$49,371
Cash paid (received) for income taxes, net	$30,152	$800

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ONE Gas Announces Fourth Quarter and Full Year 2019 Financial Results
February 19, 2020

APPENDIX

ONE Gas, Inc.
INFORMATION AT A GLANCE
	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2019	2018	2019	2018
	(Millions of dollars, except as noted)
Financial
Net margin	$262.0	$245.7	$964.8	$919.1
Operating costs	$133.9	$123.8	$489.1	$470.6
Depreciation and amortization	$46.1	$41.1	$180.4	$160.1
Operating income	$82.0	$80.8	$295.3	$288.4
Capital expenditures and asset removal costs	$121.2	$128.9	$465.1	$447.4

Net margin on natural gas sales	$223.6	$208.1	$820.2	$777.8
Transportation revenues	$31.2	$30.2	$114.1	$109.7
Other revenues	$7.2	$7.4	$30.5	$31.6

Volumes (Bcf)
Natural gas sales
Residential	41.8	44.3	128.7	128.4
Commercial and industrial	12.3	12.9	40.7	40.7
Other	0.9	1.0	2.7	2.5
Total sales volumes delivered	55.0	58.2	172.1	171.6
Transportation	59.4	58.3	224.3	220.9
Total volumes delivered	114.4	116.5	396.4	392.5

Average number of customers (in thousands)
Residential	2,018	2,003	2,019	2,005
Commercial and industrial	159	158	159	159
Other	3	3	3	3
Transportation	13	12	13	12
Total customers	2,193	2,176	2,194	2,179

Heating Degree Days
Actual degree days	4,078	4,357	10,490	10,521
Normal degree days	3,832	3,924	9,828	9,959
Percent colder (warmer) than normal weather	6.4%	11.0%	6.7%	5.6%

Statistics by State
Oklahoma
Average number of customers (in thousands)	885	877	884	877
Actual degree days	1,451	1,553	3,716	3,771
Normal degree days	1,296	1,296	3,264	3,263
Percent colder (warmer) than normal weather	12.0%	19.8%	13.8%	15.6%

Kansas
Average number of customers (in thousands)	636	636	640	639
Actual degree days	1,878	2,004	4,971	5,012
Normal degree days	1,821	1,909	4,791	4,914
Percent colder (warmer) than normal weather	3.1%	5.0%	3.8%	2.0%

Texas
Average number of customers (in thousands)	672	663	670	663
Actual degree days	749	800	1,803	1,738
Normal degree days	715	719	1,773	1,782
Percent colder (warmer) than normal weather	4.8%	11.3%	1.7%	(2.5)%

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ONE Gas Announces Fourth Quarter and Full Year 2019 Financial Results
February 19, 2020

APPENDIX

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

Reconciliation of total revenues to net margin (non-GAAP)

	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2019	2018	2019	2018
	(Thousands of dollars)
Total revenues	$452,607	$464,466	$1,652,730	$1,633,731
Cost of natural gas	190,703	218,802	687,974	714,636
Net margin	$261,904	$245,664	$964,756	$919,095

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